FOR RELEASE ON: February 26, 2015 at 07:30 ET
Exhibit 99.1

CONTACT: Dan Behrendt
Chief Financial Officer
TASER International, Inc.
(480) 905-2000

TASER Reports Record Quarterly Revenue of $46.8 million

AXON and EVIDENCE.com Bookings Increase 60.8% Sequentially to $24.6 million

SCOTTSDALE, Ariz., February 26, 2015 − TASER International, Inc. (NASDAQ: TASR), today announced financial results for the fourth quarter ended December 31, 2014.

Financial Summary:

•
Net sales were $46.8 million in the quarter, an increase of $6.8 million, or 17.0%, compared to fourth quarter 2013 net sales of $40.0 million. The increase was primarily driven by increased TASER X26P smart weapon sales and cartridges which increased $3.8 million and $2.1 million, respectively, in the fourth quarter compared to fourth quarter of the prior year. International sales were $9.9 million in the quarter, a decrease of $0.4 million compared to the prior year fourth quarter. For the full year of 2014, sales were $164.5 million, an increase of 19.4% compared to the prior year.

•	TASER Weapons segment revenues grew $2.9 million year-over-year, or 7.7%, to $40.5 million in the fourth quarter of 2014.

•	AXON segment revenues increased by $3.9 million, or 159.4%, to $6.4 million in the fourth quarter of 2014 in comparison to the prior year fourth quarter.

•
Gross margin in the fourth quarter of 2014 was 58.6%, compared to 63.8% in the same period last year. The decrease in gross margin in the fourth quarter of 2014 was driven by reserves taken for obsolete inventory primarily related to the end of production of the TASER X26 conducted electrical weapon (CEW) and excess inventory for components of the AXON camera line. As a percentage of net sales, fourth quarter gross margins for the TASER Weapons segment were 66.2% and 66.8% for 2014 and 2013, respectively, while the same measure for these quarters for the AXON segment were 9.7% and 19.2%, respectively. Excluding the inventory reserves taken during the quarter, the Company experienced improvements in margins for the TASER Weapons and AXON segments individually, due primarily to higher average selling prices.

•	Total AXON and EVIDENCE.com bookings were $24.6 million in the fourth quarter of 2014, an increase of $19.3 million, or 371.6% compared to $5.2 million for the fourth quarter of 2013.

•
Sales, general and administrative (SG&A) expenses of $14.4 million in the fourth quarter of 2014 increased $2.8 million, from $11.7 million in the fourth quarter of 2013.  As a percentage of revenue, SG&A increased to 30.8% in the fourth quarter of 2014 compared to 29.1% in the prior year fourth quarter. Compared to the prior year, personnel expenses increased $1.4 million as the Company has increased customer-facing positions as well as some administrative functions. The International Association of Chiefs of Police Annual Conference which occurred in the fourth quarter of 2014 versus the third quarter in the prior year caused further increased SG&A expenses in comparison to the prior year. Increases were also seen in travel expense as the Company works to grow its international presence. These increases were partially offset by lower liability insurance rates as well as lower expenses related to the defense of product and commercial litigation. Included in SG&A expenses in the fourth quarter of 2014, are approximately $0.4 million related to employee severance charges. The Company expects higher SG&A expenses in 2015 as the Company continues to invest and grow the infrastructure necessary to achieve its initiatives of increasing revenues internationally and in the AXON segment.

•
Research and development (R&D) expenses of $4.1 million for the fourth quarter of 2014 increased $0.6 million when compared to the fourth quarter of 2013 driven by additional personnel expense related to AXON segment product development initiatives. The Company continues to expect increased expenses in R&D in 2015 as it adds new functionality and new capabilities to the EVIDENCE.com platform and to AXON cameras and related hardware.

•	Income from operations decreased $0.1 million, or 0.9%, to $8.9 million in the fourth quarter of 2014 compared to $9.0 million in the fourth quarter of 2013.

•	Adjusted EBITDA remained consistent at $13.8 million for the fourth quarters of 2014 and 2013.

•	Income taxes in the fourth quarter were $3.7 million which included $0.5 million of deferred tax asset impairment for the Arizona R&D tax credits.

•	Net income for the fourth quarter of 2014 was $5.1 million, or $0.09 per diluted share, compared to $5.4 million, or $0.10 per diluted share in the fourth quarter of 2013.

•
In the fourth quarter of 2014, the Company generated $12.8 million in cash from operating activities. Cash, cash equivalents and investments were $90.4 million at December 31, 2014, up from $63.4 million at December 31, 2013. Included in these balances were $9.3 million and $12.0 million in long-term investments as of December 31, 2014 and 2013, respectively.

•
During 2014, the Company completed $22.4 million of stock repurchases, purchasing approximately 1.7 million shares for an average cost of $12.99 per share. There is approximately $7.6 million remaining on the current stock repurchase authorization. Repurchases may be made from time to time on the open market.

“We continue to see positive breakthroughs in the adoption of law enforcement cloud technology as evidenced by this quarter’s EVIDENCE.com and AXON bookings of $24.6 million, nearly quadrupling last year’s fourth quarter results,” stated Rick Smith, TASER’s CEO. “We continue to win competitive bids with the largest agencies in the world as we are the only scalable end-to-end solution in the market today. Today we have 13 major cities that have chosen to deploy our EVIDENCE.com solution and body cameras. Further, we are in active discussions or trials with an additional 28 major cities. Beyond the AXON segment, we continue to drive consistent growth in the North American weapons business which grew 11.8% compared to the prior year fourth quarter as a result of our extensive weapon platform.

“In addition to increased investments in sales and marketing initiatives related to the international market and AXON, we intend to continue to invest in R&D initiatives related to adding new features and enhanced capabilities for existing video and weapons products,” Smith continued. “We remain focused on solidifying our leading position in this market going into the New Year and continue to optimize our business and branding. As you may have noticed, we have renamed our EVIDENCE.com and Video segment to the AXON segment in order to succinctly capture our technology focus going forward. Our investments in R&D and sales and marketing, combined with TASER’s market-leading products and excellent customer service, should drive long-term value for all stakeholders,” concluded Smith.

Other Significant Events:

•	The Company announced a number of significant orders for its X26P and X2 Smart Weapons during the fourth quarter, including:

•	Arizona Department of Public Safety (AZ)

•	Bakersfield Police Department (CA)

•	Baltimore City Police Department (MD)

•	Buncombe County Sheriff's Office (NC)

•	Cincinnati Police Department (OH)

•	Greenville County Sheriff's Office (SC)

•	Hamilton County Sheriff's Office (IN)

•	Henrico Police Department (VA)

•	Hillsborough County Sheriff's Office (FL)

•	Honolulu Police Department (HI)

•	Langley Air Force Base (VA)

•	Lackland Air Force Base (TX)

•	Las Vegas Metro Police Department (NV)

•	Los Angeles Police Department (CA)

•	Louisiana State Police (LA)

•	METRA Police Department (GA)

•	Montgomery County Police Department (MD)

•	North Carolina State Highway Patrol (NC)

•	Ontario Provincial Police (ON)

•	Pennsylvania State Police (PA)

•	Pooler Police Department (GA)

•	Savannah - Chatham Metro Police Department (GA)

•	Sacramento Police Department (CA)

•	San Jose Police Department (CA)

•	Texas Department of Public Safety (TX)

•	The Port Authority of New York and New Jersey (NY, NJ)

•	US Marshals Service Federal Law Enforcement Training Center (GA)

•	West Palm Beach Police Department (FL)

•	York Regional Police Service (ON)

•
The Company continued to see new agencies adopt, and other agencies expand, their deployments of the AXON body-worn cameras and/or EVIDENCE.com management service during the fourth quarter. AXON and/or EVIDENCE.com significant orders included:

•	Alamogordo Police Department (NM)

•	Cache County Sheriff's Office (UT)

•	Cambridge Police Department (MD)

•	Cape Coral Police Department (FL)

•	Chula Vista Police Department (CA)

•	City of Cocoa Police Department (FL)

•	City of Denton Police Department (TX)

•	City of Roswell Police Department (NM)

•	Cleveland Police Department (OH)

•	Colonial Heights Police Department (VA)

•	Cullman Police Department (AL)

•	Dallas-Fort Worth International Airport (TX)

•	Fort Myers Police Department (FL)

•	Gadsden Police Department (AL)

•	Glassboro Police Department (NJ)

•	Grapevine Police Department (TX)

•	Harrisonburg Police Department (VA)

•	James City County Police Department (VA)

•	Las Cruces Police Department (NM)

•	Laurel Police Department (MS)

•	Livermore Police Department (CA)

•	Los Angeles Police Department (CA)

•	Mercy Hospital Police Department (OH)

•	Miami Beach Police Department (FL)

•	New Orleans Police Department (LA)

•	Newport News Police Department (VA)

•	Norfolk Police Department (VA)

•	Okaloosa County Sheriff's Office (FL)

•	Ontario Police Department (CA)

•	Oxford Police Department (AL)

•	Pasco County Sheriff's Office (FL)

•	Poplar Bluff Police Department (MO)

•	Pueblo Police Department (CO)

•	San Francisco Police Department (CA)

•	Savannah-Chatham Metro Police Department (GA)

•	Scottsdale Police Department (AZ)

•	Sonoma County Sheriff's Office (CA)

•	Shawnee County Sheriff's Office (KS)

•	Suffolk Police Department (VA)

•	Talladega Police Department (AL)

•	Tampa Police Department (FL)

•	Virginia Commonwealth University Police Department (VA)

•	West Valley City Police Department (UT)

•	Willingboro Township Police Department (NJ)

•	Winston-Salem Police Department (NC)

•
The Company will take questions relating to the fourth quarter results via social media. TASER management will entertain questions during the call asked via Twitter, in addition to questions from those logged into the webcast. Individuals may submit questions via Twitter using hashtag #TASR_Earnings to the @TASER_IR handle. TASER management regrets that due to time considerations, not all questions may be answered during the call. For those individuals who do not have access to Twitter, all tweets and related content are streamed directly to http://investor.taser.com.

•
The Company plans to update and post its investor relations presentation to http://investor.taser.com within the next two weeks with the fourth quarter results. Archived presentations from previous quarters may also be found on the website.

The Company will host its fourth quarter 2014 earnings conference call on Thursday, February 26, 2015 at 10 AM ET. To join the live audio presentation, please dial toll free 877-303-9126, or for international callers, please dial 253-237-1156. The pass code is 50664426.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we are presenting the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Free Cash Flow. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods, and as a measure of liquidity. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.

EBITDA is defined as consolidated net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA, as presented herein, is defined as EBITDA before certain other items, including: stock-based compensation; (gain) loss on write-down/disposal of property, equipment and intangibles, net; provision for obsolete and excess inventory; litigation judgment expense; loss on impairment; employee severance charges; inventory reserves; and interest income and other (income) expense.

Free Cash Flow is defined as operating cash flow minus purchases of property, plant & equipment and purchases of intangible assets.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•
these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure or measures appears within this press release.

About TASER International, Inc.

TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its growing suite of technology solutions, including AXON body-worn video cameras and EVIDENCE.com, a secure digital evidence management platform. More than 138,500 lives and countless dollars have been saved with TASER's products and services.

Learn more at http://www.TASER.com and http://www.EVIDENCE.com or by calling (800) 978-2737.

TASER® and AXON® are registered trademarks of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, AXON, AXON body, AXON flex, AXON Signal, TASER X26, TASER X26P, and TASER X2 are trademarks of TASER International, Inc. All rights are reserved for trademarks of TASER International, Inc.

Note to Investors

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, beliefs, intentions or strategies regarding the future; that we expect elevated SG&A and R&D spending in 2015; and that we intend to drive top-line growth internationally and in our AXON segment. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. TASER International assumes no obligation to update the information contained in this press release.

These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: the impact of recently issued and adopted accounting standards and guidance; the gross margins in the AXON segment will be lower in the near term; that increased marketing expenditure will lead to sales growth; our anticipation that government contracts will be completed; that fixed costs in our AXON segment will remain stable and result in a lower cost of services delivered as a percentage of revenue; that R&D and SG&A expenses will continue to increase; our litigation strategy and the outcome of pending litigation against us; the sufficiency of our valuation reserves, including warranty, accounts receivable, deferred taxes and inventory reserves; our projected effective tax rate for 2015; the sufficiency of our capital resources and the availability of financing to the Company and our strategy with respect to hedging activities. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements herein. Such factors include, but are not limited to: market acceptance of our products; our dependence on sales of our TASER X26P and X2 CEWs; the acceptance of our EVIDENCE.com software model; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; product defects; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our EVIDENCE.com service; budgetary and political constraints of prospects and customers; our exposure to cancellations of government contracts due to appropriation clauses; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; the long-term revenue recognition cycle for our SaaS EVIDENCE.com product; regulatory and political challenges presented by international markets; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property; intellectual property infringement claims and relating litigation costs; competition in foreign countries relating to foreign patents; our successful identification of existing intellectual property rights that might infringe on our developments; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a "crime control" product by the Federal government, state and local government regulation and foreign regulation and the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol and Firearms; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; new regulations relating to conflict minerals; our dependence on fourth party suppliers for key components of our products; component shortages; rising costs of raw materials and transportation relating to petroleum prices; our ability to manage our growth and increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; risks relating to acquisitions and joint ventures; catastrophic events; fluctuations in quarterly operating results; foreign currency fluctuations; counter-party risks relating to cash balances held in excess of FDIC insurance limits; employee retention risks and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2013.

Please visit http://investor.taser.com, http://blog.taser.com, www.twitter.com/taser_ir, www.twitter.com/officialtaser and https://www.facebook.com/TASERInternational where TASER discloses information from time to time about the company, its financial information, and its business.

For investor relations information please contact Erin Curtis by phone at (480) 515-6330 or via email at IR@TASER.com, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., (480) 905-2002.

TASER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net sales	$46,816	$40,025	$164,525	$137,831
Cost of products sold and services delivered	19,403	14,471	62,977	51,988
Gross margin	27,413	25,554	101,548	85,843

Sales, general and administrative	14,424	11,659	54,158	46,557
Research and development	4,065	3,444	14,885	9,888
Litigation judgments	—	1,450	—	1,450
Income from operations	8,924	9,001	32,505	27,948
Interest and other (expense) income, net	(106)	55	(194)	86
Income before provision for income taxes	8,818	9,056	32,311	28,034
Provision for income taxes	3,732	3,681	12,393	9,790
Net income	$5,086	$5,375	$19,918	$18,244

Net income per common and common equivalent shares:
Basic	$0.10	$0.10	$0.38	$0.35
Diluted	$0.09	$0.10	$0.37	$0.34

Weighted average number of common and common equivalent shares outstanding:
Basic	52,754	52,334	52,948	51,880
Diluted	54,213	54,589	54,500	54,152

TASER INTERNATIONAL, INC.
SEGMENT REPORTING
(Unaudited)
(in thousands)

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	TASER Weapons	AXON	Total	TASER Weapons	AXON	Total
Product sales	$40,453	$4,888	$45,341	$37,572	$1,796	$39,368
Service revenue	—	1,475	1,475	—	657	657
Net sales	40,453	6,363	46,816	37,572	2,453	40,025
Cost of products sold	13,656	5,122	18,778	12,490	1,634	14,124
Cost of services delivered	—	625	625	—	347	347
Gross margin	26,797	616	27,413	25,082	472	25,554
Sales, general and administrative	10,771	3,653	14,424	9,552	2,107	11,659
Research and development	1,212	2,853	4,065	1,185	2,259	3,444
Litigation judgment	—	—	—	1,450	—	1,450
Income (loss) from operations	$14,814	$(5,890)	$8,924	$12,895	$(3,894)	$9,001
Operating margin %	37%	(93)%	19%	34%	(159)%	22%

	Twelve Months Ended December 31, 2014			Twelve Months Ended December 31, 2013
	TASER Weapons	AXON	Total	TASER Weapons	AXON	Total
Product sales	$145,613	$14,700	$160,313	$127,474	$8,649	$136,123
Service revenue	—	4,212	4,212	—	1,708	1,708
Net sales	145,613	18,912	164,525	127,474	10,357	137,831
Cost of products sold	47,680	13,233	60,913	44,025	6,074	50,099
Cost of services delivered	—	2,064	2,064	—	1,889	1,889
Gross margin	97,933	3,615	101,548	83,449	2,394	85,843
Sales, general and administrative	42,989	11,169	54,158	40,174	6,383	46,557
Research and development	3,872	11,013	14,885	4,311	5,577	9,888
Litigation judgment	—	—	—	1,450	—	1,450
Income (loss) from operations	$51,072	$(18,567)	$32,505	$37,514	$(9,566)	$27,948
Operating margin %	35%	(98)%	20%	29%	(92)%	20%

TASER INTERNATIONAL, INC.
AXON and EVIDENCE.com Bookings by Quarter
(Unaudited)
(in thousands)

	For the Quarter Ended,
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Bookings	$24,554	$15,267	$11,346	$5,919	$5,206

AXON and EVIDENCE.com bookings represent a statistical measure defined as the sales price of orders placed in the relevant time period.  Bookings are an indication of the activity the Company is seeing relative to AXON and EVIDENCE.com.  We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales) placed in the relevant fiscal period, net of cancellations, regardless of when the products or services ultimately will be provided. Some bookings might be invoiced in subsequent years.

Due to municipal government funding rules, certain of the future year amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although TASER has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be completed, if agencies do not appropriate money in future year budgets or invoke a cancellation clause, revenue associated with these bookings will not ultimately be recognized, resulting in a future reduction to bookings.

For more information relative to our revenue recognition policies, please reference our SEC filings.

TASER INTERNATIONAL, INC.
UNIT SALES STATISTICS
(Unaudited)
Units and percentages in whole numbers

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2014	2013	Unit Change	Percent Change	2014	2013	Unit Change	Percent Change
TASER X26P	14,610	10,444	4,166	39.9%	51,283	28,107	23,176	82.5%
TASER X2	8,228	7,733	495	6.4	26,901	28,164	(1,263)	(4.5)
TASER X26	3,550	9,473	(5,923)	(62.5)	17,770	33,769	(15,999)	(47.4)
TASER C2	2,246	2,247	(1)	—	7,249	8,116	(867)	(10.7)
TASER M26	617	453	164	36.2	1,994	2,091	(97)	(4.6)
Single Cartridges	475,454	398,203	77,251	19.4	1,618,117	1,552,028	66,089	4.3
StrikeLight	—	1,819	(1,819)	*	2,767	3,141	(374)	(11.9)
TASER XREP	12	—	12	*	3,782	—	3,782	*
AXON flex	3,858	1,323	2,535	191.6	10,034	4,903	5,131	104.7
AXON body	4,568	1,114	3,454	310.1	13,219	1,888	11,331	600.2
TASER Cam	2,129	2,337	(208)	(8.9)	9,303	10,686	(1,383)	(12.9)
* Not meaningful

TASER INTERNATIONAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Dollars in thousands

	For the Three Months Ended		For the Twelve Months Ended
	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Net income	$5,086	$5,375	$19,918	$18,244
Depreciation and amortization	949	1,095	4,317	5,131
Interest expense	9	8	12	16
Provision for income taxes	3,732	3,681	12,393	9,790
EBITDA	$9,776	$10,159	$36,640	$33,181

Adjustments:
Stock-based compensation expense	1,458	1,434	5,579	4,340
Loss on write-down/disposal of property, equipment and intangibles, net	4	57	232	141
Provision for excess and obsolete inventory	2,137	316	2,157	595
Litigation judgments	—	1,450	—	1,450
Employee Severance Charges	368	—	484	—
Other expense (income)	97	(63)	182	(102)
Adjusted EBITDA	$13,840	$13,353	$45,274	$39,605
Adjusted EBITDA as a percentage of net sales	29.6%	33.4%	27.5%	28.7%

Composition of stock-based compensation:
	For the Three Months Ended		For the Twelve Months Ended
	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Cost of products sold and services delivered	$55	$41	$204	$175
Sales, general and administrative	957	865	3,555	3,158
Research and development	446	528	1,820	1,007
	$1,458	$1,434	$5,579	$4,340

TASER INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$48,367	$42,271
Short-term investments	32,774	9,101
Accounts and notes receivable, net	30,735	22,488
Inventory, net	18,323	11,109
Prepaid expenses and other current assets	4,443	5,397
Deferred income tax assets, net	5,385	7,101
Total current assets	140,027	97,467

Property and equipment, net	17,523	19,043
Deferred income tax assets, net	10,733	13,679
Intangible assets, net	3,115	3,317
Goodwill	2,206	2,235
Long-term investments	9,296	12,023
Other assets	2,468	618
Total assets	$185,368	$148,382

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,682	$6,221
Accrued liabilities	9,245	8,840
Current portion of deferred revenue	14,020	6,878
Customer deposits	988	1,154
Current portion of capital lease payable	38	36
Total current liabilities	31,973	23,129

Deferred revenue, net of current portion	21,668	13,341
Liability for unrecognized tax benefits	1,471	3,122
Long-term deferred compensation	1,121	376
Long-term portion of capital lease payable	29	67
Total liabilities	56,262	40,035

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	162,641	139,424
Treasury stock	(114,645)	(92,203)
Retained earnings	81,045	61,127
Accumulated other comprehensive income (loss)	64	(2)
Total stockholders’ equity	129,106	108,347
Total liabilities and stockholders’ equity	$185,368	$148,382

TASER INTERNATIONAL, INC.
SELECTED CASH FLOW INFORMATION
(Unaudited)
(in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Net income	$5,086	$5,375	$19,918	$18,244
Depreciation and amortization	949	1,095	4,317	5,131
Stock-based compensation	1,458	1,434	5,579	4,340
Net cash provided by operating activities	12,794	9,339	35,432	32,426
Net cash used in investing activities	(7,455)	(9,826)	(24,581)	(23,062)
Net cash provided by (used in) financing activities	4,444	7,780	(4,840)	(3,189)
Cash and cash equivalents, end of period	48,367	42,271	48,367	42,271

	For the Three Months Ended		For the Twelve Months Ended
	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Net cash provided by operating activities	$12,794	$9,339	$35,432	$32,426
Purchases of property and equipment	439	609	2,505	1,783
Purchases of intangible assets	58	52	183	323
Free cash flow	$12,297	$8,678	$32,744	$30,320